EXHIBIT 8.2

Crowe Crowe Chizek and Company LLC	One Mid America Plaza Post Office Box 3697 Oak Brook, Illinois 60522-3697 Tel 630.574.7878 Fax 630.574.1608 www.crowechizek.com

April 17, 2006
Board of Directors
ViewPoint Bank
1309 W. 15th Street, Suite 400
Plano, Texas 75075

Re:	Texas Franchise Tax Consequences of the Proposed Reorganization to Mutual Holding Company Structure and Minority Public Offering ("the Reorganization")

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Texas franchise tax consequences of the conversion of ViewPoint Bank ('Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank ("Stock Bank") and a subsequent public offering of up to, but no more than, 49% of the shares of common stock of Stock Holding Company, as effected pursuant to the transactions described below ("the Transactions").

You have provided us with a copy of the federal income tax opinion of the Transactions prepared by Silver, Freedman ∓ Taff, L.L.P., dated April 17, 2006 (the "Federal Tax Opinion"). Our opinion regarding the Texas franchise tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion.

Statement of Facts

Bank is a federally chartered mutual savings bank engaged in thrift and thrift-related businesses. As a mutual entity, Bank does not have any authorized capital stock. Instead, holders of Bank deposit accounts have liquidation and voting rights in Bank.

The Board of Directors of Bank believes that a mutual holding company structure will provide for increased flexibility in future operations, borrowings and the public or private offering of debt and equity securities. Bank is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining, and compensating management and other personnel.

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ViewPoint Bank
April 17, 2006

The Reorganization will be implemented pursuant to the Plan as follows:

1.	Bank will organize Interim One, an interim federal stock savings bank as a wholly-owned subsidiary;
2.	Interim One will organize Interim Two, an interim federal stock savings bank as a wholly-owned transitory subsidiary of Interim One;
3.	Interim One will also organize the Stock Holding Company, a federal stock corporation as a wholly-owned subsidiary of Interim One;
4.	The following events will then occur simultaneously:
	(a)	Bank will exchange its federal mutual charter for a federal stock savings bank charter, thereby converting to Stock Bank;
	(b)	Members will constructively receive shares of common stock in Stock Bank in exchange for their mutual ownership interests in Bank;
	(c)	Interim One will cancel its outstanding stock and exchange its federal stock charter for a federal mutual holding company charter, thereby converting to a mutual holding company ("MHO);
(d)	Interim Two will merge with and into Stock Bank with Stock Bank surviving; in connection with such merger, the shares of Interim Two common stock owned by MHC immediately prior thereto shall be converted into and become shares of Stock Bank common stock and the Members who constructively received the initially issued common stock in Stock Bank will be deemed to have transferred all of their stock interest in Stock Bank to MHC in exchange for membership/mutual interests in MHC; and

	(e)	MHC will contribute all of the outstanding shares of common stock of Stock Bank to Stock Holding Company.
5.	Immediately after completion of the events set forth in subpart (4) above, Stock Holding Company intends, subject to and in accordance with the provisions of the Plan, to sell up to, but no more than, 49% of its Common Stock in the Stock Offering.

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ViewPoint Bank
April 17, 2006

Opinion

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Texas franchise tax consequences of the Transactions.

1.	Continuity of ownership interest will be satisfied by the Members of Bank constructively exchanging their membership/mutual interests in Bank for ownership interests in Stock Bank, notwithstanding that such Members will immediately thereafter exchange their constructive ownership interests in Stock Bank for membership/mutual interests in MHC.

2.	The conversion of Bank from mutual to stock form (the "Conversion") in the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

3.	No gain or loss will be recognized by Bank or Stock Bank in the Conversion (Sec. 171.001(c), Tax Code).
4.	The transfer by MHC of the common stock of Stock Bank to Stock Holding Company will constitute a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Code (Sec. 171.001(c), Tax Code).

5.	MHC will not recognize any gain or loss upon the transfer of Stock Bank common stock to Stock Holding Company (Code Section 351(a)) (Sec. 171.001(c), Tax Code).
6.	Stock Holding Company will not recognize any gain or loss on its receipt of Stock Bank common stock from MHC (Code Section 1032(a)) (Sec. 171.001(c), Tax Code).
7.	No gain or loss will be recognized by Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)) (Sec. 171.001(c), Tax Code).

8.	Since the subscriptions rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering who do not have subscription rights, the federal opinion concludes that the subscription rights do not have any taxable value at the time of distribution or exercise. Based solely upon that conclusion in the federal opinion, we conclude that it is more likely than not that no taxable income will be realized by Bank, Stock Bank, or Stock Holding Company on the issuance or distribution of subscription rights to Members including Depositors of Bank to purchase shares of Stock Holding Company Common Stock at fair market value (Section 311 of the Code). if the subscription rights are subsequently found to have a fair market value, Stock Holding Company and/or Bank or Stock Bank may be taxable on the distribution of the subscription rights (Section 311 of the Code). In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates (Sec. 171.001(c), Tax Code).

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ViewPoint Bank
April 17, 2006

Limitations on Opinion

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Texas franchise tax consequences and our Texas tax opinion will differ from what is contained herein. Our opinion is based on the current Texas tax law, which is subject to change.

The above opinions are effective to the extent that the Bank is solvent. No opinion is expressed about the tax treatment of the Transactions if the Bank is insolvent. Whether or not the Bank is solvent will be determined at the end of the taxable year in which the Transactions are consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Texas Tax Code which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which is not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Texas franchise tax consequences, if any.

We hereby consent to the filing of this opinion as an exhibit to Bank's regulatory filings and applications seeking approval of the Reorganization from the OTS and to Stock Holding Company's Registration Statement on Form S-1 as filed with the SEC.

Very Truly Yours, /s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC